Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:
May 9, 2006	Richard E. Leone
Manager — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI ANNOUNCES FACILITIES EXPANSION
     Niles, Ohio — RTI International Metals, Inc., (NYSE: RTI) announced today that it will undertake two expansion projects in connection with recently announced long-term commercial contracts.
     The first set of investments, totaling approximately $35 million, consists of additions to the Company’s melting and forging capabilities, as well as support facilities. This project will enhance both flexibility and raw capacity in its mill product operations in support of its expanded supply relationship with Airbus, as well as other growing market demand.
     The second project, totaling approximately $43 million, will support the Company’s growing value-added opportunities, including recently announced contracts to supply machined components to Kawasaki Heavy Industries and Fuji Heavy Industries for their portion of the Boeing 787 program. Investments will include expanded conditioning capabilities in the Company’s extrusion operations and additional machining capacity.
     Both of these projects will begin immediately and are expected to be available for production by the end of 2007. Approximately half of the expenditures will occur this year, boosting RTI’s 2006 capital spending to approximately $54 million. Investment will be made at four RTI locations, Niles, Ohio; Canton, Ohio; Houston, Texas; and Montreal, Quebec.
     “These expansions reflect RTI’s positive outlook for future growth and result from our success in landing a number of long-term aerospace contracts for increased mill product sales and value-added products from our fabrication and distribution businesses. Once in full swing, we expect these contracts to generate $100-150 million in revenue annually,” said Timothy G. Rupert, President & CEO.

     RTI has scheduled a brief conference call for 11:00 a.m. Eastern Time this morning to discuss the facilities expansion and the Airbus supply agreement, announced earlier this morning. To participate in the call, please dial toll free (USA/Canada) 888-968-4564 or (International) 973-582-2841 a few minutes prior to the start time and specify the RTI International Metals Conference Call. Replay of the call will be available until 11:59 p.m., Eastern Time, on Tuesday, May 16, 2006, by dialing (USA/Canada) 877-519-4471 or (International) 973-341-3080 and Digital Pin Code 7360921.
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, military spending, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the design and effectiveness of the Company’s internal control over financial reporting, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
     RTI International Metals®, headquartered in Niles, Ohio, is one of the world’s largest producers of titanium. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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